EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

February 8, 2011                                                                                           Analyst Contact: Susan Allen (203) 499-2409

UIL Holdings Corporation Declares Quarterly Dividend

UIL Holdings Corporation (NYSE: UIL) announced that its Board of Directors declared a quarterly dividend of $0.432 per share on its Common Stock at today’s Board meeting. This dividend is payable April 1, 2011 to shareowners of record at the close of business on March 8, 2011.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.